Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

January 3, 2013

DB Commodity Services LLC

as Managing Owner of PowerShares DB

Multi-Sector Commodity Trust

c/o DB Commodity Services LLC

60 Wall Street

New York, New York 10005

Re:	PowerShares DB Multi-Sector Commodity Trust

Registration Statement on Form S-3

filed with the Securities and Exchange Commission

on or about January 3, 2013

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3, to be filed with the SEC on or about January 3, 2013 (the “Registration Statement”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), a Delaware statutory trust organized in separate series on August 3, 2006 and with respect to one of the seven separate series of the Trust, PowerShares DB Agriculture Fund (the “Fund”).

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus constituting a part of the Registration Statement that each of the Funds will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (23), (24) and (25), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in each Fund.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

DB COMMODITY SERVICES LLC JANUARY 3, 2013 PAGE 2	NEW YORK

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of each Fund and United States individual taxpayers investing in the Funds, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

Very truly yours,

/s/ Sidley Austin LLP